EXHIBIT 11

                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE

                                                      Three Months         Three Months
                                                      Ended 3/31/02        Ended 3/31/01
                                                      -------------        -------------
Net loss                                             $  (1,840,000)       $    (816,000)
                                                     ==============       ==============


Loss Per Share - Primary
------------------------
Weighted average shares  outstanding
    during the period                                $   5,470,311        $   5,470,311
                                                     ==============       ==============


Loss per common share -Primary
                                                     $        (.34)       $        (.15)
                                                     ==============       ==============
Loss Per Share - Diluted
------------------------
Weighted average shares outstanding
    during the period                                $   5,470,311        $   5,470,311


Common and Common Stock equivalent shares using
the treasury stock method                                        0                    0
                                                     --------------       --------------

Total shares outstanding for purposes of
calculating diluted earnings                         $   5,470,311        $   5,470,311
                                                     ==============       ==============


Loss per common and common Equivalent share -
Diluted                                              $        (.34)       $        (.15)
                                                     ==============       ==============






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